                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [ ]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Premark International, Inc.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                          Premark International, Inc.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

[PREMARK INTERNATIONAL LOGO]
Premark International, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015

                                                                  March 25, 1997

To Our Shareholders:

     You are invited to attend the Company's annual meeting of shareholders to be held on Wednesday, May 7, 1997, at The O'Hare Hilton hotel located at O'Hare International Airport, Chicago, Illinois 60666. The meeting will begin at 11:00 a.m.

     The attached notice of meeting and proxy statement describe the business to be conducted. We will also report on the current activities of the Company, and you will have an opportunity to ask questions.

     William O. Bourke and Joseph E. Luecke will retire at the meeting. I would like to take this opportunity to thank each of them for their valuable service to the Company and its shareholders. Their dedication and insightful counsel over the years are greatly appreciated.

     Whether or not you plan to attend the meeting, we urge you to sign the enclosed proxy card and return it as soon as possible so that your shares will be represented.

                                          Sincerely,

                                          Warren L. Batts Signature
                                          WARREN L. BATTS
                                          Chairman of the Board

[Premark Logo]
Premark International, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1997 annual meeting of shareholders of Premark International, Inc. will be held at The O'Hare Hilton hotel located at O'Hare International Airport, Chicago, Illinois 60666, on Wednesday, May 7, 1997, at 11:00 a.m., to consider and vote upon:

     1. The election of two directors for the term expiring at the 1999 annual meeting of shareholders, and the election of three directors for the term expiring at the 2000 annual meeting of shareholders;

     2. The proposal to ratify the appointment of independent auditors for the fiscal year ending December 27, 1997; and

     3. Such other business as may properly come before the meeting and any adjournment thereof.

     The above matters are discussed in more detail in the attached proxy statement.

     Please complete and sign the enclosed proxy card and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted, whether or not you attend the meeting.

     If your shares are held in your name and you plan to attend the meeting, please check your proxy card in the space provided. Your admission ticket will be mailed. If your shares are not registered in your name, but are held by an institution, such as a brokerage firm, bank or trust fund, please advise that institution that you wish to attend, and they will provide you with information needed for admission.

                                          By order of the Board of Directors,

                                          JOHN M. COSTIGAN
                                          JOHN M. COSTIGAN
                                          Secretary

March 25, 1997

[Premark Logo]
Premark International, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Premark International, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 7, 1997 and at any adjournment thereof. This proxy statement and the enclosed proxy card are being mailed on or about March 25, 1997.

VOTING AT THE MEETING

     The Board of Directors (the "Board") fixed the close of business on March 10, 1997 as the record date for determining shareholders entitled to vote at the meeting. On that date there were 62,783,974 shares of the Company's common stock outstanding, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum.

     Shares will be voted in accordance with your instructions on a properly signed proxy card. If no instructions are indicated, your shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company. The Company has appointed two officers of Norwest Bank Minnesota, N.A., transfer agent for the Company, as independent inspectors to act at the meeting.

     The Company's By-laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors, and the affirmative vote of a majority of the votes cast at the meeting for the approval of the independent auditors. Broker non-votes and abstentions will not be treated as votes cast at the meeting.

1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Board is divided into three classes of directors. At each annual meeting members of one class, on a rotating basis, are elected for a three-year term; however, at this meeting directors have been nominated in two classes in order to more equally balance the classes following the retirement of two directors.

     Messrs. Harry W. Bowman and W. James Farrell have been nominated for the term expiring at the annual meeting in 1999.

     There are three nominees for the term expiring at the 2000 annual meeting:
Messrs. Richard S. Friedland, David R. Parker and James M. Ringler.

     On May 31, 1996 the Company completed the separation of Tupperware Corporation ("Tupperware") into an independent public company (the "spin-off"). E.V. Goings, Clifford J. Grum, Bob Marbut and Robert M. Price resigned as directors of the Company to become directors of Tupperware. The Board temporarily reduced its size as a result of the resignations. Mr. Farrell was elected to the Board in November 1996 to fill one of the vacancies, and Messrs. Bowman and Friedland were elected to the Board in March 1997 to fill two additional vacancies. Messrs. Bourke and Luecke will retire at the annual meeting in keeping with the Company's Policy on Directors which provides that non-employee directors shall retire at the annual meeting of shareholders following attainment of age 70.

     Unless otherwise specified, proxy votes will be cast for the election of all of the nominees. If any nominee should be unavailable for election, resign or withdraw, the Board has authority to reduce the number of directors or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Should other vacancies occur, the Board has authority to elect acceptable candidates. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement.

     Information concerning the nominees and continuing directors is as follows:

NOMINEES FOR ELECTION AS DIRECTORS

- FOR THE TERM EXPIRING IN 1999:

     HARRY W. BOWMAN, Chairman of the Board, President and Chief Executive Officer of Outboard Marine Corporation which manufactures marine products and accessories. Prior to his current position which he assumed in 1995, Mr. Bowman served with Whirlpool Corporation as President, Whirlpool Europe from 1992 to 1994, and then its Executive Vice President. Directorship: Outboard Marine Corporation. Age 54. First elected: 1997.

     W. JAMES FARRELL, Chairman and Chief Executive Officer of Illinois Tool Works Inc., a multi-national manufacturer of highly engineered fasteners, components, assemblies and systems. Mr. Farrell served as Illinois Tool Works' President and Chief Executive Officer in 1995 and 1996, and its Executive Vice President prior to that time. Directorships: Illinois Tool Works Inc., Hon Industries, Inc. and Morton International, Inc. Age 54. First elected: 1996.

- FOR THE TERM EXPIRING IN 2000:

     RICHARD S. FRIEDLAND has served since 1995 as Chairman of the Board and Chief Executive Officer of General Instrument Corporation which provides equipment to the cable and satellite television industries. Prior to that he served as its President and Chief Operating Officer from 1993 until 1995, and its Chief Financial Officer from 1992 to 1994. Directorships: General Instrument Corporation and Department 56, Inc. Age 46. First elected: 1997.

     DAVID R. PARKER has served as Chairman of ProSource, Inc., a leading food-service distribution company, since 1992. Previously, Mr. Parker served in various executive positions with Ryder System, Inc. Directorship: Tupperware Corporation. Age 53. First elected: 1990.

     JAMES M. RINGLER was elected President and Chief Executive Officer of the Company in 1996, having served as its President and Chief Operating Officer since 1992, and its Executive Vice President and President of its Food Equipment Group from 1990 until 1992. Directorships: Reynolds Metals Company, Thiokol Corporation and Union Carbide Corporation. Age 51. First elected: 1990.

DIRECTORS CONTINUING IN OFFICE:

     WARREN L. BATTS is Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of Tupperware Corporation, positions he assumed in 1996. Prior to the spin-off of Tupperware Mr. Batts also served as the Company's Chief Executive Officer. Directorships: The Allstate Corporation, Cooper Industries, Inc., Sears, Roebuck and Co., Sprint Corporation and Tupperware Corporation. Term expires in 1998. Age 64. First elected: 1986.

     RUTH M. DAVIS, PH.D., President and Chief Executive Officer of The Pymatuning Group, Inc., a technology management services firm. Dr. Davis is Chairman of the Board of Trustees of the Aerospace Corporation and a Trustee of Consolidated Edison Company of New York. Directorships: Air Products and Chemicals, Inc., BTG, Inc., Ceridian Corporation, Giddings and Lewis, Inc., Principal Mutual Life Insurance Company, Sprint Corporation, Tupperware Corporation and Varian Associates. Term expires in 1998. Age 68. First elected:
1986.

     LLOYD C. ELAM, M.D. retired in 1995 as Distinguished Professor (after serving as Chancellor and as President) of Meharry Medical College.
Directorships: First Union National Bank of Tennessee, Merck & Co., Inc. and Tupperware Corporation. Term expires in 1998. Age 68. First elected: 1986.

     JOHN B. MCKINNON, Dean of the Babcock Graduate School of Management, Wake Forest University from 1989 to 1995. Directorships: Integon, Inc., MedCath, Inc., Ruby Tuesdays, Inc. and Morrison Healthcare, Inc. Term expires in 1998. Age 62. First elected: 1986.

     JANICE D. STONEY retired in 1992 as Executive Vice President, Total Quality System, US WEST Communications, Inc., a communications company and an affiliate of US WEST, Inc. Directorships: Guarantee Life Insurance Co., Norwest Bank - Nebraska and Whirlpool Corporation. Term expires in 1999. Age 56. First elected:
1989.

RETIRING DIRECTORS:

     WILLIAM O. BOURKE retired in 1992 as Chairman and Chief Executive Officer of Reynolds Metals Company, an aluminum, gold and consumer products company.
Directorships: Merrill Lynch & Co., Reynolds Metals Company, Sonat, Inc. and Tupperware Corporation. Age 69. First elected: 1989.

     JOSEPH E. LUECKE retired in 1992 as Chairman of the Board and Chief Executive Officer of Kemper Corporation, an insurance and financial services company, and as Chairman of Kemper National Insurance Companies. Directorship:
Tupperware Corporation. Age 70. First elected: 1989.

BOARD COMMITTEES

     The AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE, which held four meetings in 1996, reviews the scope and results of the independent audit, recommends independent auditors to the Board, approves services and fees of independent auditors and reviews internal control systems and accounting policies. The Committee also reviews the Company's adherence to both the spirit and letter of the law, including the areas of employee safety and health and environmental responsibility, and recommends corporate policies with respect to affirmative action, equal employment opportunity and similar issues of social significance. It appoints members of senior management responsible for employee benefit plan funding and investment and it reviews employee benefit plan investment performance and policies.

     The Committee charter provides that its membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members are Mr. Bourke (Chairperson), Dr. Davis, and Messrs. McKinnon and Parker.

     The COMPENSATION AND DIRECTORS COMMITTEE, which held four meetings in 1996, identifies, reviews qualifications of, and recommends candidates to the Board for election as directors and acts on other matters pertaining to Board membership. The Committee will consider recommendations by shareholders of candidates for Board membership. See page 15 for procedures for shareholder nominations. The Committee also evaluates the performance of senior management, including the Chief Executive Officer, and makes compensation recommendations. It directs the administration of the management incentive plans and appoints members of senior management responsible for the design and administration of employee benefit plans.

     The Committee charter provides that its membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members are Mr. Luecke (Chairperson), Dr. Elam, and Mrs. Stoney.

     The EXECUTIVE COMMITTEE, which did not meet in 1996, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Mr. Batts (Chairperson), Dr. Davis and Messrs. Luecke, McKinnon and Ringler.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

     Six Board meetings and eight committee meetings were held in 1996. All of the directors attended in excess of 75% of the total meetings of the Board and committees on which he or she served.

     The Board appointed two special committees to handle matters related to the spin-off. These committees held a total of three meetings. No additional fees were paid to members of these committees.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors who are also employees of the Company receive no additional compensation for service on the Board.

     Each non-employee director receives an annual retainer of $26,000. Additionally, the Chairperson of each Board Committee receives a $4,000 annual retainer and each committee member receives a $2,000 annual retainer. A $1,500 fee is paid to non-employee directors for each Board and committee meeting attended.

     Non-employee directors may defer payment of all or part of the retainer and attendance fees, in which event interest would be credited to the deferred amount at the prime rate. No director has elected to defer fees. Under the Company's Director Stock Plan, non-employee directors may elect to receive their annual retainers in cash or in shares of Company common stock, or they may elect to apply the retainer toward a reduced price on stock options. The Plan also provides for the grant of 1,000 shares of Company common stock to each new non-employee director after three months of service on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of December 31, 1996 beneficial owners known to own more than 5% of the Company's common stock, its only class of outstanding voting securities, are as follows:

                    NAME AND ADDRESS OF                         AMOUNT AND NATURE OF       PERCENT
                      BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP       OF CLASS
                    -------------------                         --------------------       --------
Bankers Trust New York Corporation..........................         11,187,732(1)           17.9%
280 Park Avenue
New York, New York 10017
FMR Corp. ..................................................          7,798,100(2)           12.4%
82 Devonshire Street
Boston, Massachusetts 02109-3614
Harris Associates L.P. .....................................          5,699,160(3)            8.6%
2 North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790
Loomis, Sayles & Company, L.P. .............................          5,123,960(4)            8.2%
One Financial Center
Boston, Massachusetts 02111

---------------
(1) Bankers Trust New York Corporation and its wholly-owned subsidiary, Bankers Trust Company (the "Bank"), were the beneficial owners of 575,628 shares. The Bank acts as trustee for various employee benefit plan trusts and as an investment advisor. The Bank has sole voting power with respect to 255,150 shares, sole investment power with respect to 575,078 shares, shared voting power with respect to 150 shares and shared investment power with respect to 550 shares. The Bank serves as the Trustee of the Premark International, Inc. Master Defined Contribution Trust which holds 10,612,104 shares. These shares are held for the individual accounts of approximately 5,200 employees of the Company who participate in the Premark stock fund in Company-sponsored plans. The Trustee must solicit and follow voting instructions from the participants. For shares not instructed and shares not yet allocated to participant accounts, the Trustee, in accordance with the terms of the trust, will vote the shares in the same proportion as the Trustee has been instructed to vote by the participants.

(2) Includes 7,305,900 shares beneficially owned by Fidelity Management & Research Company, a subsidiary of FMR Corp., in its capacity as investment adviser to various investment companies and to funds offered to limited groups of investors, and 492,200 shares beneficially owned by Fidelity Management Trust Company in its capacity as trustee or managing agent for private investment accounts, primarily employee benefit plans, and as investment adviser to funds offered to limited groups of investors. FMR Corp has sole voting power with respect to 224,300 shares and sole investment power with respect to 7,798,100 shares.

(3) Harris Associates L.P. has sole investment power with respect to 4,960,460 shares, shared investment power with respect to 738,700 shares (including 20,000 shares owned by a client for whom Harris serves as an investment advisor) and shared voting power with respect to 5,699,160 shares. Harris is an investment management firm which provides services to institutional and individual clients.

(4) Loomis, Sayles & Company, L.P. is an investment management firm which provides services to institutional and individual clients. Loomis has shared voting power with respect to 98,000 shares, shared investment power with respect to 5,123,960 shares and sole voting power with respect to 2,180,760 shares.

REPORT OF THE COMPENSATION AND DIRECTORS COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Directors Committee (the "Committee") is responsible for the establishment, oversight and administration of executive compensation and management incentive plans. It appoints members of senior management to have authority over the design and administration of other employee benefit plans. The Committee is composed entirely of outside directors. The Committee meets four times per year.

EXECUTIVE COMPENSATION PHILOSOPHY

     The executive compensation program is designed to achieve two principal objectives: first, to be competitive so the Company can attract, motivate and retain talented executives; second, to align the interests of the Company's executives with shareholders by having a significant portion of executive compensation vary with Company and/or business unit performance.

     The Committee's philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals, and less than competitive total compensation for performance below financial goals. The leveraged incentive system consists of annual and long-term cash incentive compensation, and stock compensation consisting primarily of stock options and secondarily of restricted stock.

     The Committee assesses the competitiveness of compensation by referring at least annually to a variety of compensation survey data furnished by prominent international consulting firms. The data include predicted market values (medians and/or averages) for salaries, bonuses, total cash compensation, stock options and various other long-term incentives provided by companies with whom the Company may compete for executive talent. The companies whose data are represented in these various surveys include companies of varying performance levels, and are not the same companies that comprise the comparator group index in the performance graph on page 9. The Committee believes that the Company's competitors for executive talent are not confined to those companies that would be included in a comparator group established for comparing shareholder returns.

     Based on studies supplied by an independent consultant, the Committee believes that the Company's compensation program for executives has the following characteristics that serve to align executive interest with long-term shareholder value creation:

     -- Emphasizes "at risk" pay such as bonuses, options and long-term incentives.

     -- Emphasizes long-term compensation such as options and long-term incentives.

     -- Rewards financial results rather than individual performance against individual objectives.

     The Omnibus Reconciliation Act of 1993 (OBRA) established certain requirements in order for annual compensation exceeding $1 million earned by certain senior executives to be deductible. The Company's executive compensation programs and the actions of the Committee have been structured to comply with OBRA. However, the Committee reserves the right to forego deductibility if in its discretion it believes a particular compensation program or payment is consistent with the overall best interests of the Company and its shareholders.

ANNUAL SALARIES

     Salary ranges governing executives including the chief executive officer (the CEO) and the other executives named in the Summary Compensation Table (the "Named Officers") are established annually based on the competitive data described earlier. Within those ranges, individual salaries vary based upon the individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization. Annual salaries for newly-hired executives are determined at time of hire taking into account the above factors other than tenure. The CEO receives salary increase consideration at approximately 18 month intervals, while other senior executives receive salary increase consideration at 12-15 month intervals.

     Individual salary increases are based on the performance of the individual executives and on the overall performance of the Company in the case of the CEO. Salary adjustments for the CEO and the other Named Officers are subject to approval by the full Board, based upon the recommendation of the Committee.

     The salaries of the executive officers as a group are, on average, equal to the predicted medians of the survey data referred to previously.

SHORT-TERM INCENTIVES

     The Company's annual cash incentive program for executives is based on financial performance, and is designed to promote the annual objectives of the organization.

     Participants include the CEO, the other Named Officers, and other management employees whose contributions influence annual financial results. The CEO's and the other Named Officers' target incentive opportunities are subject to Committee review and approval annually and are established as a percentage of salary based on job level, impact on results, and the competitive data referred to previously. The CEO's and other Named Officers' targets range from 45% to 65% of annual salary, and awards based on financial performance range from 0 to 200% of target.

     Financial objectives are subject to review and approval by the Committee at the beginning of each year. For 1996, business units were required to meet a prescribed working capital turnover threshold to qualify for any incentive award. Adjusted net income was the financial measure for all executive level business unit incentives (including those for Messrs. Deering and Reeb). Net income was adjusted (credited or charged) to the extent average working capital exceeded or fell below the working capital targets. Mr. Deering did not achieve an award; however, he was granted a discretionary annual incentive award in recognition of positive developments during the year which are expected to result in improved financial performance in future years. Mr. Reeb achieved 200% of his target award and was also granted a discretionary award equal to one-times his annual incentive target in recognition of extraordinary business unit performance for the year.

     Economic value added or "EVA" (defined as net operating profit after taxes, less a capital charge) was the measure for the corporate office staff, including Messrs. Ringler, Skatoff and Costigan. Because the Company exceeded the maximum level of its EVA goal, the awards to Messrs. Ringler, Skatoff and Costigan were equal to 200% of those executives' targets. The average percentage award to the Named Officers' was 167% of target, excluding the discretionary awards to Messrs. Deering and Reeb.

LONG-TERM INCENTIVES

     The Company's long-term cash incentive program is based on financial performance, and is designed to promote the long-term objectives of the organization, and to serve as a retention incentive. Participants include the CEO and the other Named Officers as well as key employees who are in a position to make substantial contributions to the accomplishment of the long-term financial objectives. Each participant's target incentive opportunity is established as a percentage of salary, and is based on job level, impact on results, and the competitive data referred to previously. For the three-year program that began January 1, 1994, the CEO's and the other Named Officers' targets ranged from 45% to 65% of annual salary, and awards based on financial performance were 300% of target because the Company exceeded the maximum goals established by the Committee. The targets for the 1994-1996 long-term program took into account the fact that awards were not payable in 1995 or 1996 as a result of the Company's shift to overlapping three-year cycles. For the three-year program that began January 1, 1996, the CEO's and the other Named Officers' targets range from 22.5% to 32.5% of annual salary, and potential awards based on financial performance range from 0 to 300% of target.

     Financial objectives are subject to review and approval by the Committee at the beginning of each performance period. The financial objectives for the 1995-1997 and 1996-1998 long-term incentive programs were originally established as a certain level of EVA. However, due to the difficulties and complexities of adjusting EVA fairly in order to exclude the effects of the spin-off and Hartco divestiture on capital, tax rates and corporate office expense, the financial objectives have been restated by the Committee as segment profit. The segment profit objectives used by the Committee were implicit in the calculation of the original EVA objectives. This adjustment has no impact on the target or maximum payouts under either program.

ADMINISTRATION OF SHORT AND LONG-TERM INCENTIVE PLANS

     The Committee verifies the actual performance achieved as a precondition to approving awards, and has reserved the right to interpret financial results, and to determine the proper treatment of changes in accounting standards and non-recurring unusual events, such as acquisitions, dispositions and capital gains and losses, and to make adjustments which may be necessary. In the cases of the CEO and the other Named Officers, awards are calculated so as to exclude the effects of such items and the Committee's discretion is limited to reducing or withholding awards.

STOCK OPTIONS

     The grant of stock options to key employees encourages equity ownership and closely aligns management interest with the interests of shareholders. Because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options also provide an incentive to remain with the Company long term. The Company has guidelines regarding the ownership of designated levels of Company stock by senior officers.

     Stock options are granted annually to the CEO and the other Named Officers, and to other key employees having strategic impact on product, staffing, technology, pricing, investment or policy matters. The aggregate number of options granted and each individual grant to the CEO and the other Named Officers are based on competitive norms derived from the survey data referred to previously, and are subject to Committee approval. The competitive norms include grant size data (number of shares times exercise price) for companies granting options in conjunction with one or more additional long-term incentive programs.

     The timing of the annual 1996 option grants coincided with the spin-off. The size of the annual 1996 grants for the executive officers as a group approximates the median of the competitive norms.

     In addition to the 1996 annual option grant, a special grant was made to 32 key executives also coinciding with the spin-off. These special grants are intended to encourage greater ownership in the Company as well as to further align the interests of these executives with shareholders.

RESTRICTED STOCK

     The Company no longer makes grants of restricted stock as part of its regular long-term incentive program, but does so, subject to Committee approval, in certain special circumstances as a retention or performance incentive, or as compensation for the forfeited value of incentive or stock awards at a previous employer, as in the case of Mr. Deering's 1992 grant. Upon the spin-off, the Company awarded restricted stock to 13 key executives as a retention incentive. Restrictions will lapse in 1999.

CORPORATE PERFORMANCE & CEO PAY

     With the spin-off of Tupperware, Mr. Ringler was named President and Chief Executive Officer and the Board increased his salary from $550,000 to $600,000. As of December, 1996, Mr. Ringler's salary is between 5% and 11% below predicted market medians.

     In 1996, the Company had record net income from continuing operations (before a net after-tax loss from the sale of Hartco) of $95.3 million, an increase of 21% from 1995's $78.9 million. Based upon these financial results which surpassed the goal for the maximum award, Mr. Ringler earned an annual incentive award of $780,000 (200% of target), up 240% from $229,295 in 1995. Mr. Ringler's 1996 total of base salary and annual incentive award increased 80% to $1,359,359 from $754,295 in 1995. Additionally, the Company exceeded the goal for the maximum award established for the 1994-1996 long-term incentive program resulting in a long-term incentive award for Mr. Ringler of $1,170,000 (300% of target). No long-term incentive was payable in 1995.

     The Committee granted 120,000 option shares to Mr. Ringler, taking into consideration the scope of his responsibility, competitive awards granted to CEOs at like-sized organizations, the number of options previously granted to Mr. Ringler, and Company performance. The Committee believes this option award to be comparable to median-sized awards for CEOs of like-sized organizations. The Committee also made a special grant of 120,000 option shares and awarded 40,000 restricted stock shares to Mr. Ringler as a retention incentive and to further align his interests with shareholders.

     Based upon a comparison of Mr. Ringler's annual compensation package with the compensation packages of CEO's in the competitive data referred to previously, Mr. Ringler's compensation opportunity at target is 4% less than the predicted market median, not including the special spin-off grant of options and restricted stock.

FORMER CEO'S COMPENSATION

     The Board increased the annual rate of Mr. Batts' salary from $750,000 to $785,000. On May 31, 1996 he completed his service as Chief Executive Officer of the Company and became Chairman and Chief Executive Officer of Tupperware. Mr. Batts continues to serve as Chairman of the Board of the Company. In consideration for his continued service, the Company agreed to reimburse Tupperware for one-third of Mr. Batts' salary (see footnote 2 to the Summary Compensation Table on page 10).

     In recognition of his leadership through the spin-off, Mr. Batts was awarded a special annual incentive of $340,167 in lieu of his participation in the annual incentive program. Mr. Batts also received an award of $510,250 under the Company's 1994-1996 long-term incentive program. This amount is one-third of the total amount earned which was 300% of target.

     The Committee granted 52,000 option shares to Mr. Batts taking into consideration the scope of his responsibility, his leadership during the spin-off, competitive awards at like-sized organizations and company performance.

COMPENSATION AND DIRECTORS COMMITTEE

Joseph E. Luecke -- Chairperson
Lloyd C. Elam
Janice D. Stoney

                     CUMULATIVE TOTAL SHAREHOLDER RETURN(1)
                      DECEMBER 1991 THROUGH DECEMBER 1996

                                  [LINE GRAPH]

         MEASUREMENT PERIOD
        (FISCAL YEAR COVERED)              PREMARK         DIVERSIFIEDS        S&P 500
DECEMBER 1991                                    100.00            100.00            100.00
DECEMBER 1992                                    102.46            115.03            107.61
DECEMBER 1993                                    206.07            147.27            118.41
DECEMBER 1994                                    234.09            141.42            120.01
DECEMBER 1995                                    270.26            194.24            164.95
DECEMBER 1996                                    419.80            252.65            202.73

---------------

(1) The graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index and to the Value Line Diversified Company Industry Index. It assumes the value of the investment in the Company's common stock and each index was $100 at December 31, 1991 and that all dividends were reinvested, including the value of Tupperware stock distributed on May 31, 1996. As a diversified manufacturer and seller of a broad line of consumer and commercial products, the Company is not easily categorized with other more specific industry indices. Further, many of the companies with which the Company competes are private and peer group comparative data are not available. Past performance is not necessarily an indication of future performance.

SUMMARY COMPENSATION TABLE

     The table sets forth the annual and long-term compensation, attributable to all service in the fiscal years 1996, 1995 and 1994, paid to or deferred by (i) those persons who served as chief executive officers during 1996, and (ii) the other four most highly compensated executive officers of the Company at the end of the year (the "Named Officers"):

                                                                                    LONG-TERM COMPENSATION
                                                                            ---------------------------------------
                                        ANNUAL COMPENSATION                           AWARDS              PAYOUTS
                          -----------------------------------------------   --------------------------   ----------
                                                                OTHER       RESTRICTED
                                                                ANNUAL        STOCK       SECURITIES        LTIP
   NAME AND PRINCIPAL             SALARY                     COMPENSATION     AWARDS      UNDERLYING      PAYOUTS
        POSITION          YEAR    ($)(1)       BONUS($)          ($)          ($)(6)     OPTIONS(#)(7)      ($)
   ------------------     ----    ------       --------      ------------   ----------   -------------    -------
WARREN L. BATTS.........  1996   $398,404(2)   $340,167(3)       --            --            52,000         510,250(3)
  Chairman of the         1995   $750,000      $369,525          --            --            56,884          --
  Board                   1994   $708,333      $975,000        $682,500(5)     --            48,041          --
JAMES M. RINGLER........  1996   $579,359      $780,000          --          $610,000       240,000       1,170,000
  President and Chief     1995   $525,000      $229,295          --            --           108,460          --
  Executive Officer       1994   $500,000      $550,000        $379,500(5)     --            87,229          --
JOHN M. COSTIGAN........  1996   $270,000      $243,000          --          $152,500        40,000         364,500
  Senior Vice President,  1995   $270,000      $92,097           --            --            37,923          --
  General Counsel         1994   $255,000      $229,500        $172,125(5)     --            34,891          --
  & Secretary
JOSEPH W. DEERING.......  1996   $352,667      $75,000(4)        --          $335,500        85,000         534,000
  Group Vice President    1995   $336,000      $254,352          --            --            46,266          --
  and President, Food     1994   $321,333      $314,832        $182,400(5)     --            84,385          --
  Equipment Group
WILLIAM R. REEB.........  1996   $242,514      $367,500(4)       --          $244,000        60,000         367,500
  Corporate Vice          1995   $215,000      $26,875           --            --            29,200          --
  President and           1994   $190,000      $215,000        $ 97,902(5)     --            40,770          --
  President and COO,
  Wilsonart
LAWRENCE B. SKATOFF.....  1996   $322,000      $322,000          --          $152,500        40,000         483,000
  Senior Vice President   1995   $317,750      $122,038          --            --            45,507          --
  and Chief Financial     1994   $305,000      $305,000        $217,500(5)     --            43,614          --
  Officer


                           ALL OTHER
   NAME AND PRINCIPAL     COMPENSATION
        POSITION             ($)(8)
   ------------------     ------------
WARREN L. BATTS.........    $ 67,233
  Chairman of the           $153,415
  Board                     $143,832
JAMES M. RINGLER........    $ 70,898
  President and Chief       $ 94,914
  Executive Officer         $ 88,722
JOHN M. COSTIGAN........    $ 30,708
  Senior Vice President,    $ 43,119
  General Counsel           $ 41,787
  & Secretary
JOSEPH W. DEERING.......    $ 18,211
  Group Vice President      $ 14,697
  and President, Food       $ 11,291
  Equipment Group
WILLIAM R. REEB.........    $ 21,477
  Corporate Vice            $ 30,381
  President and             $  9,976
  President and COO,
  Wilsonart
LAWRENCE B. SKATOFF.....    $ 38,082
  Senior Vice President     $ 54,212
  and Chief Financial       $ 51,732
  Officer

---------------
(1) Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the "Code") and amounts deferred under the Supplemental Plan (see footnote 8), as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2) Mr. Batts served as Chairman of the Board and Chief Executive Officer of the Company until May 31, 1996 when he completed his service as Chief Executive Officer and became Chairman of the Board and Chief Executive Officer of Tupperware. Mr. Batts continues to serve as Chairman of the Board of the Company. As consideration for his continued service as Chairman, the Company reimbursed Tupperware $179,654, which is included in the table, representing one-third of his salary from Tupperware.

(3) The annual amount represents a special bonus award in lieu of participation in the Company's annual incentive program in recognition of Mr. Batts' leadership through the spin-off. The long-term amount represents one-third of the award at 300% of target under the Company's 1994-1996 long-term incentive program.

(4) Represents a discretionary award to Mr. Deering in recognition of positive developments during the year which are expected to result in improved performance in future years. In the case of Mr. Reeb, the amount includes a special award of $122,500 in recognition of extraordinary business unit performance for the year.

(5) Represents a 1994 payout based on 1993 performance under the former long-term incentive plan, but is included among the Annual Compensation data in accordance with the incentive compensation reporting rules.

(6) Represents the market value of restricted shares on the date of grant. The shares under the 1992 grant to Mr. Deering which had not been released prior to the spin-off were adjusted in a manner that maintained the market value of the shares immediately prior to the spin-off. The number, vesting schedule and value of restricted stock held at the end of the 1996 fiscal year are as follows:

                                                                                                        VESTING SCHEDULE
                                                                DATE OF      NUMBER OF                 ------------------
                              NAME                               GRANT      SHARES HELD     VALUE      SHARES      DATE
                              ----                              -------     -----------     -----      ------      ----
    Mr. Batts...............................................       --              0          --        --          --
    Mr. Ringler.............................................    05/20/96      40,000       $890,000    40,000    05/20/99
    Mr. Costigan............................................    05/20/96      10,000       $222,500    10,000    05/20/99
    Mr. Deering.............................................    05/20/96      22,000       $489,500    22,000    05/20/99
                                                                06/15/92      12,643       $281,307    12,643    06/15/97
    Mr. Reeb................................................    05/20/96      16,000       $356,000    16,000    05/20/99
    Mr. Skatoff.............................................    05/20/96      10,000       $222,500    10,000    05/20/99

  In the event of a Change of Control of the Company, all restricted stock shares become free of all restrictions and become nonforfeitable. Holders of restricted stock receive the same dividends as other common stockholders.

(7) In keeping with the terms of the Company's incentive plans, the exercise price and number of shares of all unexercised option grants outstanding on the date of the spin-off (including the 1994 and 1995 grants in the Table) were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

(8) Consists of 1996 Company contributions to the Retirement Savings Plan and amounts credited to the Supplemental Plan (which provides benefits to the Named Officers to which they would have been entitled under the Retirement Savings Plan but for benefit limits imposed by the Code) as follows: Mr. Batts, $10,869 and $56,364; Mr. Costigan, $11,232 and $19,476; Mr. Deering,
    $4,042 and $14,169; Mr. Ringler, $10,952 and $59,946; Mr. Reeb, $12,396 and
    $9,081; and Mr. Skatoff, $11,332 and $26,750, respectively.

SECURITY OWNERSHIP OF MANAGEMENT

     The table sets forth the number of shares of the Company's common stock beneficially owned by each of the directors, each of the Named Officers and the directors and all executive officers of the Company as a group on March 10, 1997. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1% of the Company's common stock, except Mr. Batts who owns 1.28%. Directors and officers as a group own 4.52%.

                                             SHARED          SHARES THAT
                                            OWNERSHIP      MAY BE ACQUIRED                                    TOTAL
                                           OR HELD BY      WITHIN 60 DAYS                   RETIREMENT        SHARES
                               SOLE       OR FOR FAMILY     OF MARCH 10,      RESTRICTED      SAVINGS      BENEFICIALLY
           NAME              OWNERSHIP       MEMBERS           1997(1)          STOCK       PLAN 401(K)       OWNED
           ----              ---------    -------------    ---------------    ----------    -----------    ------------
Warren L. Batts............   569,432        --                 255,410          --            --             824,842
William O. Bourke..........     2,450         4,000              18,169          --            --              24,619
Harry W. Bowman............     --           --                 --               --            --              --
John M. Costigan...........    37,686        39,964(2)          344,019         10,000             30         431,699
Ruth M. Davis..............     3,587        --                   3,793          --            --               7,380
Joseph W. Deering..........    43,200        --                 --              34,643         --              77,843
Lloyd C. Elam..............     7,171        --                   7,586          --            --              14,757
W. James Farrell...........     1,000        --                 --               --            --               1,000
Richard S. Friedland.......     --           --                 --               --            --              --
Joseph E. Luecke...........     2,000         2,000             --               --            --               4,000
John B. McKinnon...........    12,800        --                  18,170          --            --              30,970
David R. Parker............     --            7,000              48,510          --            --              55,510
William R. Reeb............    32,539        --                  48,167         16,000         47,143         143,849
James M. Ringler...........    75,000        --                 447,174         40,000         15,927         578,101
Lawrence B. Skatoff........    28,396        --                  48,167         10,000          8,309          94,872
Janice D. Stoney...........     --            2,400              48,510          --            --              50,910
All directors and executive
  officers as a group (23
  including the named
  individuals above).......   877,342        81,947           1,621,845        128,435        199,598       2,909,167

---------------
(1) Includes stock options granted under the Company's management incentive plans and the Director Stock Plan. Also includes estimated shares of common stock that will be paid in lieu of fees under the Director Stock Plan. In keeping with the terms of the Company's incentive plans, the exercise price and number of shares under options outstanding on the date of the spin-off were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

(2) Includes 964 shares for which voting and investment power is disclaimed.

STOCK OPTIONS

     The following tables show grants, exercises and fiscal year-end values of stock options for the Named Officers under the Company's 1994 Incentive Plan. The Plan permits the grant of stock appreciation rights in connection with all or any part of an option, but none has been granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                       -----------------------------------------------------------
                                         NUMBER OF       % OF TOTAL                                     GRANT
                                        SECURITIES        OPTIONS                                        DATE
                                        UNDERLYING       GRANTED TO     EXERCISE OR                    PRESENT
                                          OPTIONS       EMPLOYEES IN     BASE PRICE     EXPIRATION      VALUE
               NAME                    GRANTED(#)(1)    FISCAL YEAR      ($/SH)(2)         DATE         ($)(3)
               ----                    -------------    ------------    -----------     ----------     -------
Warren L. Batts....................        52,000           3.19%          $15.25        5-19-06      $  235,447
John M. Costigan...................        40,000           2.45%          $15.25        5-19-06      $  181,113
Joseph W. Deering..................        85,000           5.21%          $15.25        5-19-06      $  384,866
William R. Reeb....................        60,000           3.68%          $15.25        5-19-06      $  271,670
James M. Ringler...................       240,000          14.72%          $15.25        5-19-06      $1,086,681
Lawrence B. Skatoff................        40,000           2.45%          $15.25        5-19-06      $  181,113

---------------
(1) Options become exercisable May 20, 1999. The term of each option is 10 years. In the event of a Change of Control of the Company, all options will become immediately exercisable and the optionee will have the right to receive the difference between the exercise price and the then fair market value of common stock in cash.

(2) Stock options are granted at the average fair market value of the Company's common stock on the date of grant rounded up to the nearest nickel.

(3) The Black-Scholes option pricing model was used assuming a dividend yield of 1.6%, a risk-free interest rate of 6.4%, an expected stock price volatility based on historical experience of 25% and an expected option life based on historical experience of 5 years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           ACQUIRED       VALUE        OPTIONS AT FY-END(#)(3)            FY-END($)(2)
                          ON EXERCISE    REALIZED    ---------------------------   ---------------------------
          NAME              (#)(1)        ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------    --------    -----------   -------------   -----------   -------------
Warren L. Batts.........         0      $        0     255,410        156,925      $4,331,512     $1,438,016
John M. Costigan........    25,000      $1,014,638     344,019        112,814      $6,112,204     $1,026,025
Joseph W. Deering.......    78,167      $1,578,518           0        215,651      $        0     $1,943,403
William R. Reeb.........    58,000      $2,234,517      48,167        129,970      $  581,376     $1,140,146
James M. Ringler........         0      $        0     447,174        435,689      $8,275,029     $3,682,014
Lawrence B. Skatoff.....         0      $        0      48,167        129,121      $  581,376     $1,193,510

---------------
(1) Upon the exercise of an option, the optionee must pay the exercise price in cash or stock.
(2) Represents the difference between the fair market value of the common stock underlying the option and the exercise price at exercise, or fiscal year-end, respectively.
(3) In keeping with the terms of the Company's incentive plans, the exercise price and number of shares under options outstanding on the date of the spin-off were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows 1996 long-term incentive awards under the Company's 1994 Incentive Plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                     PERFORMANCE       ESTIMATED FUTURE PAYOUTS
                                                      OR OTHER              UNDER NON-STOCK
                                                    PERIOD UNTIL           PRICE-BASED PLANS
                                                    MATURATION OR   -------------------------------
                       NAME                            PAYOUT       THRESHOLD    TARGET    MAXIMUM
                       ----                         -------------   ---------    ------    -------
Warren L. Batts...................................     3 years         $0       $ 49,608   $148,823
John M. Costigan..................................     3 years         $0       $ 60,750   $182,250
Joseph W. Deering.................................     3 years         $0       $ 89,000   $267,000
William R. Reeb...................................     3 years         $0       $ 61,250   $183,750
James M. Ringler..................................     3 years         $0       $195,000   $585,000
Lawrence B. Skatoff...............................     3 years         $0       $ 80,500   $241,500

     The Named Officers participate in a three-year Long-Term Incentive Program under the Company's 1994 Incentive Plan. The program provides for an incentive opportunity based on meeting or exceeding financial measures established by the Compensation and Directors Committee. Performance measurements are based on segment profit. Awards may be subject to forfeiture if the participant's employment is terminated. The above estimated future payouts are based on a percentage of current salary, which may change between now and time of payout.

     The above table sets forth the incentive opportunity for the three-year cycle of 1996 through 1998. Payment of awards, if any, would occur in 1999 based on actual performance for the three-year period.

PENSION PLANS

PREMARK INTERNATIONAL, INC. BASE RETIREMENT PLAN

     Messrs. Costigan, Reeb, Ringler and Skatoff participate in the Premark International, Inc. Base Retirement Plan (the "Base Plan") at 1% ( 3/4 of 1% in the case of Mr. Reeb) of career pay. As the result of the spin-off of Tupperware, Mr. Batts ceased participation in the Company's retirement plans and became a participant under Tupperware plans. Compensation covered by the Base Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Credited years of service for each of the Named Officers are: Mr. Costigan, 26.92; Mr. Reeb, 25.42; Mr. Ringler, 7.0; and Mr. Skatoff, 5.33. Benefits are computed on a straight-life annuity basis and are not subject to any deductions for Social Security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers in the Base Plan are: Mr. Ringler, $165,034; Mr. Costigan, $113,124; Mr. Reeb, $54,273; and Mr. Skatoff, $59,042. The estimates take into account participation in the Base Plan, any predecessor plan formula, and the Supplemental Plan (which provides benefits from general assets that would otherwise be payable from the plans but for benefit limits imposed by the Code).

RETIREMENT PLAN FOR SALARIED EMPLOYEES OF PMI FOOD EQUIPMENT GROUP

                                                                  YEARS OF SERVICE
   FINAL                                        ----------------------------------------------------
AVERAGE PAY                                     15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
-----------                                     --------   --------   --------   --------   --------
 $300,000...................................... $ 65,250   $ 87,000   $108,750   $130,500   $152,250
 400,000......................................    87,000    116,000    145,000    174,000    203,000
 450,000......................................    97,875    130,500    163,125    195,750    228,375
 500,000......................................   108,750    145,000    181,250    217,500    253,750
 600,000......................................   130,500    174,000    217,500    261,000    304,500
 700,000......................................   152,250    203,000    253,750    304,500    355,250
 800,000......................................   174,000    232,000    290,000    348,000    406,000

     Mr. Deering participates in the Retirement Plan for Salaried Employees of PMI Food Equipment Group. Compensation covered by the Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Mr. Deering was credited with 4.58 years of service. Benefits are computed on a straight-life annuity basis and are subject to a Social Security offset.

CHANGE-OF-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with all of the Named Officers, which would become effective for a period of three years following a Change of Control.

     If the Company terminates the employment of the person other than for cause or if the person terminates employment within the 30-day period following the one year anniversary of the Change of Control for any reason, or if there occurs at any time one or more significantly unfavorable changes in the terms and conditions of his employment, each person would receive a lump sum equal to (a) three times the sum of (i) annual base salary and (ii) the greater of the most recent awards or the average of the last three years' awards, under the Annual and Long-Term Incentive Plans, plus (b) prorated maximum awards for the current year under the Annual and Long-Term Incentive Plans. The amount of any other severance payments would be subtracted from the amount payable under the employment agreement.

     A Change of Control shall mean (1) the acquisition by any individual, entity or group (other than the Company or fiduciaries holding securities under an employee benefit plan of the Company) of the beneficial ownership of 20% or more of the then outstanding stock of the Company or the combined voting power of the then outstanding voting securities of the Company; or (2) a hostile change in the composition of the board of directors such that the incumbent board ceases to constitute a majority of the board; or (3) the approval by the shareholders of a complete liquidation or dissolution, or the sale or other disposition of all or substantially all of the assets, of the Company, or certain reorganizations, mergers or consolidations of the Company; or (4) certain restructurings in response to a pending or threatened Change of Control.

     If any payment would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Code, the Company will make the person whole with respect to any additional taxes due. In addition, each person will receive lifetime medical benefits substantially similar to those provided at the time of the Change of Control.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     On March 6, 1997, upon the recommendation of its Audit and Corporate Responsibility Committee, the Board appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 27, 1997, which appointment will be proposed for ratification at the meeting. Representatives of Ernst & Young LLP will be present at the meeting to make statements if they so desire and to respond to questions of shareholders.

     Price Waterhouse LLP served as independent auditors of the Company for fiscal year 1996. Services performed by it for the 1996 fiscal year included the annual audit of the consolidated financial statements; audits or limited reviews of financial and related information included in filings with governmental and regulatory agencies; audits of certain foreign subsidiaries in accordance with local statutory requirements; audits of domestic employee benefit plans and trusts; and consultations in connection with various financial reporting, accounting, tax and other matters. Representatives of Price Waterhouse LLP will be present at the meeting to make statements if they desire, and to respond to questions of shareholders.

     On March 6, 1997, the Company, upon the approval of the Audit and Corporate Responsibility Committee of its Board of Directors, dismissed Price Waterhouse LLP as its independent accountants.

     For the Company's two most recently completed fiscal years ended December 28, 1996 and December 30, 1995 the reports of Price Waterhouse LLP on the financial statements did not contain an adverse opinion or disclaimer of opinion nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two most recently completed fiscal years and through March 6, 1997, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statements for such years.

     During the two most recent fiscal years and through March 6, 1997, the Company has not consulted with Ernst & Young LLP on items which (1) were or should have been subject to Statement on Accounting Standards 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304(a)(2)).

     Approval of the proposal requires the affirmative vote of a majority of the shares voted. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the 1997 fiscal year.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

3. OTHER MATTERS

DISCRETIONARY AUTHORITY

     At the time of mailing of this proxy statement, the Board was not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

NOTICE REQUIREMENTS

     The Company's By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be, and be furnished to the Company generally not less than 30 days prior to the annual meeting. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     Any shareholder who desires to propose a candidate for election to the Board should send a letter of recommendation to the attention of the Secretary of the Company containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and the complete business, professional and educational background of the proposed candidate.

     In addition to the foregoing, any shareholder who desires to have a proposal included in the Company's proxy solicitation material relating to the Company's 1998 annual meeting of shareholders should send a signed notice of intent to the Secretary of the Company. This notice, including the text of the proposal, must be received no later than November 25, 1997.

EXPENSES AND METHODS OF SOLICITATION

     The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

     Georgeson & Company Inc. has been retained by the Company to aid in the solicitation of proxies and will be paid $10,000, plus expenses, for its services.

                                    By order of the Board of Directors,

                                    JOHN M. COSTIGAN
                                    JOHN M. COSTIGAN
                                    Secretary

Dated: March 25, 1997

      YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY.
           RETURN IT PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.

PROXY
                          PREMARK INTERNATIONAL, INC.
                    1717 Deerfield Road, Deerfield IL 60015
                 PROXY FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

                                  May 7, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Warren L. Batts, Dr. Ruth M. Davis and Dr. Lloyd C. Elam, and each of them, proxies for the undersigned, with full power of substitution, to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Premark International, Inc., on May 7, 1997, and at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly be presented.

Comments/Address Change: Please mark comment/address box on reverse side




                                                                                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
                                                                        PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY
                                                                                     IN THE POSTPAID ENVELOPE PROVIDED.

                         [PREMARK INTERNATIONAL LOGO]

/X/ Please mark votes as indicated in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1 AND "FOR" ITEM 2

ITEM 1.  THE ELECTION OF DIRECTORS                                          ITEM 2.  THE PROPOSAL TO RATIFY THE APPOINTMENT OF
         Nominees:    Harry W. Bowman, W. James Farrell,                             INDEPENDENT AUDITORS
         Richard S. Friedland, David R. Parker and James M.

         / / FOR all nominees         / / WITHHOLD for all                           / / FOR     / / AGAINST     / / ABSTAIN

         WITHHOLDING FOR (Write that nominee's name in the space below):

         ______________________________________________________________

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).  If no direction is made, this proxy will be taken as authority to vote FOR the election of all of the nominees in Item 1, to vote FOR Item 2, and in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof.

                                                                                        I PLAN TO ATTEND MEETING             / /
                                                                                        If you check this box to the
                                                                                        right an admission ticket
                                                                                        will be sent to you.

                                                                                        COMMENTS/ADDRESS CHANGE              / /
                                                                                        Please mark this box if you
                                                                                        have written comments/address
                                                                                        change on the reverse side.

                                                                                        Receipt is hereby acknowledged of the notice
                                                                                        of meeting and proxy statement dated March
                                                                                        25, 1997 and the 1996 annual report to
                                                                                        shareholders of Premark International, Inc.

                                                                                        ____________________________________________
                                                                                        Signature

                                                                                        ____________________________________________
                                                                                        Signature
                                                                                        Date:_________________________________, 1997

                                                                                        NOTE: Please sign as name appears hereon.
                                                                                        Joint owners should each sign. When signing
                                                                                        as attorney, executor, administrator,
                                                                                        trustee or guardian, please give full title.

VOTING INSTRUCTION CARD

                          PREMARK INTERNATIONAL, INC.
                    1717 Deerfield Road, Deerfield IL 60015

     VOTING INSTRUCTIONS TO TRUSTEE FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

                                  May 7, 1997



As a participant in a benefit plan sponsored by Premark International, Inc., you have the right to give written instructions to the trustee of such plan as to the voting of certain shares of the Corporation's common stock at the Corporation's annual meeting of shareholders to be held on May 7, 1997 and at any adjournment thereof. In this connection please indicate your voting choices on the reverse side of this card, sign and date it, and return it promptly in the postpaid envelope provided.

Regardless of the number of shares held in trust on your behalf, exercising your voting instruction right is very important.

                             (Continued on Reverse)




                         [PREMARK INTERNATIONAL LOGO]

/X/ Please mark votes as indicated in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1 AND "FOR" ITEM 2

ITEM 1.  THE ELECTION OF DIRECTORS                                          ITEM 2.  THE PROPOSAL TO RATIFY THE APPOINTMENT OF
         Nominees:    Harry W. Bowman, W. James Farrell,                             INDEPENDENT AUDITORS
         Richard S. Friedland, David R. Parker and James M.

         / / FOR all nominees         / / WITHHOLD for all                           / / FOR     / / AGAINST     / / ABSTAIN

         WITHHOLDING FOR (Write that nominee's name in the space below):

         ______________________________________________________________

This voting instruction card when properly executed will be voted in the manner directed herein.  If no direction is made, this voting instruction card will be taken as authority to vote FOR the election of all of the nominees in Item 1, to vote FOR Item 2, and in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof.  If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Master Defined Contribution Trust.


                                                                                        Receipt is hereby acknowledged of the notice
                                                                                        of meeting and proxy statement dated March
                                                                                        25, 1997 and the 1996 annual report to
                                                                                        shareholders of Premark International, Inc.

                                                                                        ____________________________________________
                                                                                        Signature
                                                                                        Date:_________________________________, 1997

                                                                                        NOTE: Please mark, date and sign above and
                                                                                        return in the enclosed envelope.